Exhibit 99.1

nerdy

Q3 | 2023

Earnings Release

Varsity Tutors
-3x + 4y = 24
+3x +3x
4y = 24 + 3x
÷4 ÷4
y = (24 + 3x) /

A Note to Our Shareholders

In the third quarter, our strong first half of the year continued and we delivered revenue and profitability ahead of our expectations. Both our Consumer and Institutional businesses saw strong demand in the quarter as the school year ramped, which combined with the operating leverage that we are receiving from our new ‘always on’ recurring revenue models and investments in AI, to also drive bottom line outperformance.

Learning Memberships, our new ‘all access’ subscription offering that aims to support Learners across academic calendar years, subjects, and learning formats, continued to resonate with Consumers this back-to-school season. The improved value proposition and expanded product suite included in Learning Memberships, is appealing to a broader set of audiences and unlocking accelerated growth across multiple customer segments. We saw growth in new Consumer customers purchasing Learning Memberships and joining the platform for the first time accelerated as the school year started, exceeding 45% year-over-year new Consumer customer1 growth in both August and September. That momentum helped drive continued revenue acceleration in the third quarter to 19% year-over-year growth for our Consumer business and 27% for the total company, representing an acceleration of 600 and 1,100 bps, respectively. At the end of Q2, we completed the evolution to 100% of our Consumer customers purchasing Learning Memberships with the transition of our Professional audience. Consumer revenue recognized from Learning Membership subscriptions increased to 96% in the quarter, up from 88% in the second quarter and 20% last year in the third quarter. We ended the quarter with 39.5K Learning Members and $164.0 million in annualized run rate revenue.

Our Institutional business, Varsity Tutors for Schools, similarly saw a significant uptick in customer demand with the start of the school year with revenue of $5.6 million, up 133% year-over-year. Bookings in the quarter were $10.6 million, up 89% year-over-year, delivering the second consecutive quarter with more than $10 million in bookings. With the start of the school year, we see growing recognition of what we’ve always known - tutoring continues to be the proven solution for accelerating/remediating learning.

This is leading to a significant uptick in interest in high-dosage tutoring and an increase in the scale and velocity of institutional opportunities, including numerous state-level tutoring programs.

During the third quarter, the pace of change and innovation continued. We significantly overhauled, simplified, and evolved our institutional offering. We believe this will better position Varsity Tutors for Schools to attract new customers to the offering and build deeper and larger relationships with existing ones.

As a part of the new offering, we introduced two access-based subscription products, District Assigned and Parent Assigned, to complement Teacher Assigned. With Varsity Tutors for Schools, school district partners can now choose to administer high-dosage tutoring centrally at the school district level with District Assigned, empower teachers to manage and prescribe high-dosage tutoring to students in their classroom with our Teacher Assigned offering, or with Parent Assigned school districts can provide parents and families with our Learning Memberships. We believe that allowing school districts to purchase Learning Memberships on behalf of their students and enabling parents to have control and ownership of their child’s learning solves an important problem for many schools and represents a significant commercial opportunity. It also serves as an example of our platform-oriented approach to growth where we aim to build once and then leverage the product capability many different times to serve net new audiences, in this case selling our primary Consumer product into K12 school districts with administrative tools layered on top for district-wide scale.

As we head into 2024, an elegant convergence of subscription business models and access-based products has occurred in both Consumer and Institutional that we believe will help us better serve the needs of our customers, further simplify our operations, allow us to innovate faster in the future, and further position us for sustained growth and profitability in the years ahead.

1 - New Consumer customers defined as Consumers who purchased a Learning Membership or Package (in 2022) and excludes Consumers who purchased a class (in 2022) given we no longer sell stand alone classes.

Q3 Earnings Release 2023	2

I am pleased to share that in the third quarter:

●	We delivered $40.3 million of revenue, an increase of 27% year-over-year, above our guidance range of $38- 40 million. Revenue growth was driven by both our Consumer and Institutional businesses, which were up 19% and 133% year-over-year, respectively.

●	New Consumer customer[1] acquisition remained strong with growth of 40% year-over-year in the third quarter, delivering sequential acceleration each of the last three quarters. Growth increased as we progressed into the school year with August and September yielding more than 45% more new Consumer customers joining the platform vs. the same time period a year ago, the highest levels of year-over-year growth in new Consumer customers joining the platform this year.

●	Gross profit of $29.2 million in the third quarter increased 33% year-over-year and gross margin of 72.4% for the quarter was a record and compares to 69.0% in the same period last year, a 340 bps increase.

●	Our customer lifetime values continued to show significant improvements relative to our old package model (as visualized later in this letter), driven by our evolution to Learning Memberships, including continued product enhancements, and the application of AI for HI®, or Artificial Intelligence for Human Interaction. These drivers continue to be key contributors to our strong operating results and improved profitability year-over-year.

●	We delivered non-GAAP adjusted EBITDA margin improvement of over 2,300 bps year-over-year, driven by improvements across every P&L line item.

Q3 Earnings Release 2023	3

Consumer Business

Our Learning Membership model continues to lead to more attractive unit-level economics, broader customer appeal, longer duration and higher lifetime value customer relationships, higher gross margin, and a more scalable and efficient operating model. It also serves as an easier platform from which to drive innovation and incremental growth, given our ability to add new product capabilities into the existing ‘all access’ subscription offering, thereby making the offering more appealing and engaging, driving conversion of new members, and the retention of existing ones.

●	Consumer revenue of $34.5 million increased 19% year-over-year and represented 86% of total revenue in the third quarter, delivering sequential accelerating growth each of the last three quarters.

●	Revenue recognized in the third quarter from Learning Memberships was $33.2 million or 96% of Consumer and 82% of total Company recognized revenue in the third quarter, a substantial increase from one year ago, when Learning Membership subscriptions accounted for 20% of Consumer and 18% of total Company recognized revenue, respectively.

●	Evolution to Learning Memberships is now complete with 100% of Consumer customers purchasing Learning Memberships during the third quarter.
●	Demand remained strong with new Consumer customer[1] growth of 40% year-over-year in the third quarter, delivered sequential growth acceleration each of the last three quarters, demonstrating the strength of our Consumer offerings.

●	Active Members of 39.5K as of September 30, 2023, increased 8.5K or 27% during the quarter.

●	Average Revenue per Member per Month (ARPM) of approximately $346 at the end of the third quarter resulted in an annualized run-rate of approximately $164.0 million from Learning Memberships at quarter end, up from $50.2 million as of September 30, 2022, more than 3X the level a year ago.

●	The recently introduced My Learning Hub and Subject Portals are leading to accelerating levels of year-over- year non-tutoring engagement[2] (68% in September) as we move into back-to-school for our first cohort of new customers that have only experienced the new My Learning Hub and Subject Portals, demonstrating that the increased level of discoverability and content depth are resonating with Learning Members. Non-tutoring engagement typically peaks in the Summer months.

2 - Non-tutoring engagement is defined as the use of chat tutoring, classes, essay review, adaptive assessments, asynchronous content, Starcourses, and self study tools on our platform.

Q3 Earnings Release 2023	4

Average Revenue Per Customer As visualized in the chart below, recent cohorts’ cumulative Learning Membership average revenue per customer continues to expand and separate from the historical amount an average Consumer customer would spend over time under our legacy package model. We believe these results continue to clearly demonstrate the superior lifetime value of our Learning Membership model across all cohorts that have matured for at least 90 days from the time of each Learning Members’ first purchase. Quarterly Membership Cohorts vs. 2021 Average Consumer Customer Cohort (by Cumulative Average Revenue per Customer) Month 0 Month 1 Month 2 Month 3 Month 4 Month 5 Month 6 Month 7 Month 8 Month 9 Month 499421325293510 Month 11 Month 12 Month 13 Month 14 10701011199853034513126595Consumer Customers Acquired in 2021 - Average Cumulative Revenue Q2-2022 Memberships    Q3-2022 Memberships 107724171987303451371987499421371987Q4-2022 Memberships    Q1-2023 Memberships Q2-2023 Memberships

Q3 Earnings Release 2023	5

AI for HI®

Artificial Intelligence for Human Interaction and New Member Experience Accelerate Platform Engagement

During the third quarter, we began introducing a significantly upgraded and enhanced Learning Membership digital experience.

These updates enrich the experience, encourage achievement, reinforce personal accountability to learning, and improve the discoverability of learning formats and subjects. We also improved the user experience with new AI-driven learning formats to continue to broaden the resources available as a part of Learning Memberships, delivering increased value. These improvements are quickly resulting in Learning Members utilizing additional learning formats and content, driving higher non-tutoring and total engagement.

Overall non-tutoring engagement2 in September was up 54% year-over-year for all clients and up 68% year-over-year for new members in their first month, which was our first cohort of new customers that only experienced the new My Learning Hub and Subject Portals. From many years of experience, we know that when customers engage more deeply with our products, including across multiple learning formats, multiple subjects, or multiple students per household, it is highly predictive of stronger long-term retention and higher lifetime value of those customers.

During the third quarter, the following product and user experience enhancements were rolled out:

My Learning Hub & Subject Portals:

The new My Learning Hub transforms the way Learning Membership customers engage with our platform, making discovery with our platform more intuitive and user-friendly. The My Learning Hub serves as the new home page and central destination for Learning Members, allowing members to effortlessly access their upcoming live tutoring schedule, easily track their past learning interactions in a subject, and - importantly - discover new subjects to learn. Subject Portals enable Learners to easily find all the different ways they can learn a given subject and leads to increased multi-format engagement within a subject when visited. With the use of generative AI for content creation, we have been able to rapidly expand Subject Portals to our top 200 most in-demand subjects, and have simultaneously expanded the amount of learning resource content available within each Subject Portal.

Q3 Earnings Release 2023	6

AI Content Generation: We’ve leveraged generative AI to create more than 100K practice problems, answers, and explanations that are now available for Learning Membership customers to use this back-to-school season. The expansion of self-study practice resources leads to more frequent engagement in between tutoring sessions and a more personalized and specific experience tailored to the concepts and skills where the Learner needs the most support. We also made significant progress in building the machine that produces the content, all mapped to our academic taxonomies and hierarchies, which enables AI-driven adaptive diagnostic testing and AI-generated personalized learning plans. It is usable across numerous learning formats.

AI Tutor Chat Improvements: We increased the visibility and accessibility of our AI Tutor, which is now readily available in hundreds of subjects to all customers anywhere in our experience where they are in the mindset to learn. Since launch, we’ve seen a significant uptick in engagement and high repeat engagement proving that our users are discovering this great learning resource, and coming back to use it again and again. Based on user feedback our AI Tutor is providing high customer satisfaction and successfully meeting customers’ learning needs across a broad array of subjects. Moving forward, we’ll continue to employ upgraded AI models (continuously trained on our own proprietary data), refine metrics to evaluate each conversation, and sharpen our understanding of the AI tutor’s strengths and areas for improvement.

Looking ahead, our AI for HI® strategy and our dedicated generative AI infrastructure team, Nerd AI, will continue to deploy new capabilities and products at a rapid pace. We expect to see continual upside in retention over time as we deliver product investments, improve customer learning membership and tutor management tools, and drive improved engagement.

Q3 Earnings Release 2023	7

Varsity Tutors for Schools

We continue to make substantial progress building the foundation for a durable Institutional business capable of supporting millions of students. Consistent with our strategy heading into 2023, our focus on product expansion and partnerships with larger school districts is yielding results:

●	Institutional revenue of $5.6 million increased 133% year-over-year and represented 14% of total revenue in the third quarter.

●	In the third quarter, Varsity Tutors for Schools executed 80 contracts, yielding $10.6 million of bookings, an increase of 89% year-over-year.

●	Year-to-date, Varsity Tutors for Schools has executed $27.4 million of bookings, an increase of 102% year-over-year, with an average order value of more than $120K, a more than 75% increase versus the same period last year.

We launched Varsity Tutors for Schools two years ago to help students at a larger scale than ever before. There was an unprecedented market need due to COVID Learning Loss and schools were more open to leveraging third party online learning platforms than they were pre-COVID. As a company with its roots in consumer, we had to develop new muscles in our go-to-market strategy and adapt our products for school districts overseeing large-scale, district-wide tutoring programs. We thought we had a right to win because we had the best platform for meeting this market need given the investments we had made over the past 16 years in building a proprietary platform, suite of products, and logistical infrastructure focused on delivering high quality live learning, including video-based tutoring, at scale.

With the start of the school year, we are seeing a growing recognition among educational and policy leaders of what we’ve always known - tutoring is a proven solution for accelerating/remediating learning. At the same time, “COVID Learning Loss” isn’t going away. And it’s clearly not just related to making up for learning lost during school shutdowns anymore. “Chronic absenteeism” has become a national crisis, with the percentage of students absent more than 10% of school days hitting 30% in the 2021-2022 school year and early indications suggesting there has been no recovery this school year in attendance rates. Also indicating the acuity of the situation, ACT scores are at 30 year lows and NAEP scores for math and reading dropped to the lowest point in decades.

This acuity of the student achievement problem, combined with the growing broad bipartisan recognition that tutoring is a highly effective way to address the issue, is leading to an acceleration in market activity with multiple states focused on rolling out state-funded, statewide tutoring programs.

Product Portfolio Expansion to Subscription and Access-Based Solutions

We have made significant platform enhancements that have enabled us to shift our Institutional business to one that is access and subscription-based, and that provides more value to our institutional customers. The Varsity Tutors for Schools platform now comes with powerful academic resources and tools, and the ability to choose between three simple models for high-dosage tutoring administration. As part of this simplification and overhaul, we retired the On Demand product and instead have a suite of products and resources that are included with access to Varsity Tutors for Schools platform. The breadth of the resources included in the platform allow us to serve a much broader set of needs for our institutional partners and greatly expands the number of students we can impact within school districts.

Q3 Earnings Release 2023	8

Varsity Tutors for Schools

Powerful Included Resources For School Districts

Chat with a Tutor
24/7 On-Demand Chat Tutoring

Live Group Classes

Essay Review & Coaching

Enrichment Classes

SAT
PSAT
ACT
College & Career Readiness

Self Study & Practice Problems

Student Assessment
Adapative Assessments & Personalized Learning Plans

Phil Cook
Celebrity-Led StarCourse Classes

+

High-Dosage Tutoring

1-on-1 Tutoring | Small Group Tutoring | Progress Reporting

District Assigned

Teacher Assigned

Parent Assigned

We also made significant improvements to our high-dosage tutoring product by providing more flexible implementation models and pricing options that enable school districts to more easily implement large-scale, best-in-class high-dosage tutoring to a broader base of students. Our Teacher Assigned product, which was launched earlier this year, was our first ‘always on’ subscription based offering for districts that enabled teachers to provide high-dosage tutoring intervention to students in the classroom based upon their unique insights and knowledge of what was occurring. We’ve seen strong engagement with Teacher Assigned districts and growing excitement in the market for this solution. The insights garnered from Teacher Assigned, combined with learnings from our new subscription-based Consumer model, led to us introducing two new access-based subscription products in the quarter, District Assigned and Parent Assigned.

Q3 Earnings Release 2023	9

These new products provide Varsity Tutors for Schools with a comprehensive product portfolio capable of meeting the high-dosage tutoring needs of school districts by providing the flexible implementation models that meet the common use cases districts encounter, allowing them to better serve students and their community. School district leaders know the specific needs of their students, teachers, and communities best and now our multiple high-dosage tutoring models make it easier for them to implement a solution seamlessly and aligned with the unique needs of their district. With Varsity Tutors for Schools, you can now choose to administer tutoring centrally at the school district level, empower teachers to manage tutoring interventions, or provide parents with Learning Memberships and oversee tutoring outside of schools for their own students.

We believe the simplification and evolution of our product suite that positions Varsity Tutors for Schools as the product, with powerful academic tools and resources included that is supported by three flexible models for administering high-dosage tutoring, better positions us to attract new institutional customers to the offering while also building deeper and larger relationships with existing ones.

In Closing

I want to thank the Nerdy team for continued excellence in execution and innovation. I’m proud of the results we delivered in Q3 and encouraged by the continued progress with both Learning Memberships and the Varsity Tutors for Schools business. Our continued investments in product development have allowed us to launch new access-based subscription products that now cover the entirety of our Consumer and Institutional businesses, which we believe will allow us to scale highly differentiated products to more Learners and with superior economics and better value for our customers.

We appreciate your continued interest in our Company.

CHUCK COHN

Founder, Chairman & CEO

Q3 Earnings Release 2023	10

Financial Highlights

•

Revenue Growth Accelerates – In the third quarter, Nerdy delivered revenue of $40.3 million, above the top end of our guidance range of $38-40 million, representing an increase of 27% from $31.8 million during the same period in 2022. Revenue growth was driven by the completion of our evolution towards ‘always on’ recurring revenue products, strong adoption of Learning Memberships during the back-to-school season; and lifetime value expansion in our Consumer business coupled with the continued scaling of our Institutional business.

•

Membership Evolution Complete – 100% of Consumer customers are purchasing Learning Memberships. Revenue recognized in the third quarter from Learning Memberships was $33.2 million or 96% of Consumer and 82% of total Company recognized revenue in the third quarter, a substantial increase from one year ago, when Learning Membership subscriptions accounted for 20% of Consumer and 18% of total Company recognized revenue, respectively. Active Members of 39.5K as of September 30, 2023 increased 8.5K or 27% during the quarter, yielding a $164.0 million annualized run rate, more than 3X the level a year ago.

•

Institutional Business Continues to Scale – In the third quarter, Varsity Tutors for Schools executed 80 contracts, yielding $10.6 million of bookings, an increase of 89% year-over-year. Institutional revenue of $5.6 million increased 133% year-over-year and represented 14% of total revenue in the third quarter.

•

Record Quarterly Gross Margin – Gross profit of $29.2 million in the third quarter increased 33% year-over- year. Gross margin of 72.4% for the three months ended September 30, 2023, was a quarterly record and 340 bps higher than gross margin of 69.0% during the comparable period in 2022. Gross profit and gross margin increases were primarily driven by growth in our Consumer business as a result of the strong adoption of Learning Memberships, which has led to lifetime value expansion and higher gross margin.

•

Business Model Changes Deliver Substantial Operating Leverage – Net loss was $20.6 million in the third quarter versus a net loss of $32.3 million during the same period in 2022. Excluding non-cash stock compensation expenses, restructuring and transaction related costs, a provision for legal settlement, and mark-to-market derivative adjustments, non-GAAP adjusted net loss was $9.1 million for the third quarter of 2023 compared to a non-GAAP adjusted net loss of $15.6 million in the third quarter of 2022. We reported a non-GAAP adjusted EBITDA loss of $8.2 million, at the top end of our guidance range of a non-GAAP adjusted EBITDA loss of $8.0 million to $10.0 million. This compares to a non-GAAP adjusted EBITDA loss of $14.0 million in the same period one year ago. Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvement of over 2,300 bps year-over-year was driven by higher revenues, gross margin expansion, sales and marketing efficiency gains, and continued variable labor productivity improvements stemming from automation efforts and our business model changes that streamline operations.

•

Operating Cash Flow and Liquidity – Negative operating cash flow of $4.8 million in the third quarter of 2023 compared to negative operating cash flow of $13.3 million last year, an improvement of $8.5 million that reflects the substantial improvements from our evolution to Learning Memberships. With no debt and $84.0 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See pages 19 & 20 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q3 Earnings Release 2023	11

2023 Outlook

For the fourth quarter and full year, we expect year-over-year revenue growth will be driven by the continued growth of recurring revenue streams in our Consumer business, the corresponding increase in the number of Learning Membership subscribers, and higher Institutional revenues.

Fourth quarter and full year revenue guidance reflect higher revenues from Learning Memberships and Varsity Tutors for Schools when K12 schools and universities are in session.

Our continued momentum provides us with confidence that we will complete 2023 having delivered accelerating sequential year-over-year revenue growth each quarter.

Revenue Guidance

•	For the fourth quarter of 2023, we expect revenue in a range of $54-56 million, representing 32% growth at the midpoint vs. our Q4 2022 revenue of $41.8 million.

•	For the full year, we expect revenue in a range of $192-$194 million; representing 19% growth at the midpoint vs. our 2022 revenue of $162.7 million.

The full-year guidance reflects recent learnings from our first back to school period with all customers on Learning Memberships.

New Learning Member acquisition of customers joining the platform has been strong and ahead of our expectations, providing us confidence in demand for our offering for the year ahead. We also learned how our existing Learning Members would utilize their memberships as they exited Summer and went back to school.

This time of year marks a period when Learners re-evaluate the level of upcoming learning support needed as well as their schedule and availability, which in turn impacts their tutoring needs and frequency. The impact of this shows up in our guidance in two primary ways.

•

First, the level of members pausing or downgrading to a lower frequency level throughout the summer months, a lower need period, was consistent with our expectations. As the school year started, fewer of these customers re-activated their membership than we expected.

•	And second, at the start of the school year, we saw fewer existing members upgrade to higher frequency Learning Membership levels than anticipated, which led to lower ARPM than expected.

Non-GAAP Adjusted EBITDA Guidance

Fourth quarter and full year non-GAAP adjusted EBITDA guidance reflects the continuing benefits from our recurring revenue products which focus on long-term relationships with higher value customers, an improving gross margin profile, and operating leverage stemming from the completion of our evolution to recurring revenue business models -- partially offset by increased investments in marketing, engineering and product talent to drive continued product innovation, and Varsity Tutors for Schools go-to market strategy.

•	For the fourth quarter of 2023, we expect non-GAAP adjusted EBITDA to be break-even.

•	For the full year, we expect a non-GAAP adjusted EBITDA loss of approximately $6 million, a substantial improvement from the non-GAAP adjusted EBITDA loss of $35.7 million in 2022.

The change in full year adjusted EBITDA guidance primarily reflects the flow through of lower revenues.

Q3 Earnings Release 2023	12

Financial Discussion

Revenue

Revenue for the three months ended September 30, 2023 was $40.3 million, an increase of 27% from $31.8 million during the same period in 2022. Revenue for the nine months ended September 30, 2023 was $138.3 million, an increase of 14% from $120.9 million during the same period in 2022. Revenue growth for both periods was driven by the completion of our evolution towards ‘always on’ recurring revenue products, strong adoption of Learning Memberships during the back-to-school season, and lifetime value expansion in our Consumer business, coupled with the continued scaling of our Institutional business.

Gross Profit and Gross Margin

Gross profit of $29.2 million for the three months ended September 30, 2023 increased by $7.3 million or 33% compared to the same period in 2022. Gross profit of $97.2 million for the nine months ended September 30, 2023 increased by $13.8 million or 16% compared to the same period in 2022. Gross margin of 72.4% and 70.2% for the three and nine months ended September 30, 2023, respectively, was 340 and 122 bps higher than gross margin of 69.0% and 69.0% during the comparable periods in 2022.

Gross profit and gross margin increases in both current year periods were primarily driven by growth in our Consumer business as a result of the strong adoption of Learning Memberships, which has led to lifetime value expansion and higher gross margin.

Sales and Marketing

Sales and marketing expenses for the three months ended September 30, 2023 on a GAAP basis were $19.3 million, an increase of $3.1 million from $16.2 million in the same period in 2022. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended September 30, 2023 were $18.5 million, or 46% of revenue, compared to $15.1 million, or 48% of revenue in the same period in 2022, an improvement of 158 bps year-over-year. Sales and marketing expenses for the nine months ended September 30, 2023 on a GAAP basis were $49.7 million, a decrease of $7.5 million from $57.2 million in the same period in 2022. Excluding non-cash stock compensation, sales and marketing expenses for the nine months ended September 30, 2023 were $47.4 million, or 34% of revenue, compared to $54.0 million, or 45% of revenue in the same period in 2022, an improvement of 1,041 bps year-over-year.

In the third quarter of 2023, we were able to deliver sales and marketing spend efficiency improvements, driven by the transition to Learning Memberships and substantial Varsity Tutors for Schools revenue growth. Our more efficient operating model in our Consumer business and the continued scaling of our Institutional business continue to lead to sales and marketing efficiency improvements as the business delivers revenue growth.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses for the three months ended September 30, 2023 on a GAAP basis were $35.5 million, an increase of $2.1 million from $33.4 million in the same period in 2022. Excluding non-cash stock compensation expenses, transaction related costs, restructuring costs, and a provision for legal settlement, general and administrative expenses for the three months ended September 30, 2023 were $20.5 million, or 51% of revenue, compared to $22.3 million, or 70% of revenue in the same period in 2022, an improvement of 1,935 bps year-over-year. General and administrative expenses for the nine months ended September 30, 2023 on a GAAP basis were $94.9 million, a decrease of $1.8 million from $96.7 million in the same period in 2022. Excluding non-cash stock compensation expenses, transaction costs, restructuring costs, and a provision for legal settlement, general and administrative expenses for the nine months ended September 30, 2023 were $60.3 million, or 44% of revenue, compared to $64.3 million, or 53% of revenue in the same period in 2022, an improvement of 959 bps year-over-year.

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Our investments in product development and our platform-oriented approach to growth have allowed us to launch a suite of ‘always on’ subscription products including Learning Memberships for consumers, and our District, Teacher and Parent Assigned offerings for Institutional customers. Subscription and access-based offerings simplify the operating model needed to support customers and grow the business. Combined with our ongoing automation efforts involving self-service capabilities, the application of artificial intelligence, and other efficiency efforts, we have been able to generate operating efficiencies and remove significant costs from the business. We believe we will be able to further simplify our operating model and remove additional costs from the business while growing revenue and Active Members in future periods.

Net Loss, Non-GAAP Adjusted Net Loss, and Non-GAAP Adjusted EBITDA (Loss)

Net loss on a GAAP basis was $20.6 million for the three months ended September 30, 2023, an improvement of $11.7 million from a net loss of $32.3 million in the same period in 2022. Excluding non-cash stock compensation expenses, transaction costs, restructuring costs, a provision for legal settlement, and mark-to-market derivative adjustments, non-GAAP adjusted net loss was $9.1 million for the three months ended September 30, 2023, compared to a non-GAAP adjusted net loss of $15.6 million in the same period in 2022, an improvement of $6.5 million year-over-year.

Net loss on a GAAP basis was $58.4 million for the nine months ended September 30, 2023, compared to a net loss of $48.8 million in the same period in 2022. Excluding non-cash stock compensation expenses, transaction costs, restructuring costs, and mark-to-market derivative adjustments, non-GAAP adjusted net loss for the nine months ended September 30, 2023 was $8.2 million versus a non-GAAP adjusted net loss of $35.0 million in the same period in 2022, an improvement of $26.8 million year-over-year.

Non-GAAP adjusted EBITDA loss was $8.2 million for the three months ended September 30, 2023, at the top end of our guidance range of a non-GAAP adjusted EBITDA loss of $8-$10 million, and compared to a non-GAAP adjusted EBITDA loss of $14.0 million in the same period in 2022, an improvement of $5.8 million and more than 2,300 bps year-over-year.

Non-GAAP adjusted EBITDA loss was $5.5 million for the nine months ended September 30, 2023, compared to a non-GAAP adjusted EBITDA loss of $30.2 million in the same period in 2022, an improvement of $24.7 million and 2,100 bps year-over-year.

For both current year periods, year-over-year non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements were driven by higher revenues, gross margin expansion, sales and marketing efficiency gains, and continued variable labor productivity improvements stemming from automation efforts and our business model changes that streamline operations.

See pages 19 & 20 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Warrant and Earnout Transactions

On September 25, 2023, we closed on transactions that resulted in the exchange or cashless exercise of all 19.3 million warrants for 4.8 million shares of our common stock, the forfeiture and cancellation of 4.8 million earnout shares, and 3.2 million former earnout shares that are now regular shares remain outstanding and are no longer subject to forfeiture. The collective net effect of these transactions resulted in a net increase of less than 0.1% in the amount of our common stock outstanding at the closing of the transactions.

Liquidity and Capital Resources

As of September 30, 2023, the Company’s principal sources of liquidity were cash and cash equivalents of $84.0 million. Our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

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Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Tuesday, November 7, 2023 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 867265.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/ investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until November 14, 2023 by dialing 1-866-813-9403 from the U.S. or 44-204-525-0658 from all other locations, and entering the Access Code: 931089.

Contact Jason Pello Investor Relations investors@nerdy.com

Q3 Earnings Release 2023	15

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$40,296	$31,752	$138,315	$120,863
Cost of revenue	11,108	9,835	41,138	37,418

Gross Profit	29,188	21,917	97,177	83,445
Sales and marketing expenses	19,233	16,195	49,652	57,152
General and administrative expenses	35,508	33,409	94,921	96,669

Operating Loss	(25,553)	(27,687)	(47,396)	(70,376)
Unrealized (gain) loss on derivatives, net	(4,099)	4,521	13,385	(21,773)
Interest income	(844)	(7)	(2,460)	(19)
Other (income) expense, net	(5)	75	11	149

Loss before Income Taxes	(20,605)	(32,276)	(58,332)	(48,733)
Income tax expense	21	22	97	35

Net Loss	(20,626)	(32,298)	(58,429)	(48,768)
Net loss attributable to noncontrolling interests	(8,336)	(13,782)	(23,910)	(22,102)

Net Loss Attributable to Class A Common Stockholders	$(12,290)	$(18,516)	$(34,519)	$(26,666)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.13)	$(0.21)	$(0.37)	$(0.32)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	97,077	87,714	94,453	84,601

REVENUE (Unaudited)

(in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	%	2022	%	2023	%	2022	%
Consumer	$34,494	85%	$29,087	92%	$115,125	83%	$103,640	86%
Institutional	5,580	14%	2,393	7%	22,474	16%	14,693	12%
Other (a)	222	1%	272	1%	716	1%	2,530	2%

Revenue	$40,296	100%	$31,752	100%	$138,315	100%	$120,863	100%

(a)	Other consists of EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and other services.

Q3 Earnings Release 2023	16

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$84,031	$90,715
Accounts receivable, net	8,237	11,596
Other current assets	5,860	5,345

Total Current Assets	98,128	107,656
Fixed assets, net	13,654	12,504
Goodwill	5,717	5,717
Intangible assets, net	3,141	3,574
Other assets	3,028	3,241

Total Assets	$123,668	$132,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,401	$3,199
Deferred revenue	18,649	25,539
Other current liabilities	13,771	8,593

Total Current Liabilities	39,821	37,331
Other liabilities	1,142	14,311

Total Liabilities	40,963	51,642
Stockholders’ Equity
Class A common stock	10	9
Class B common stock	7	7
Additional paid-in capital	559,892	522,031
Accumulated deficit	(509,626)	(475,107)
Accumulated other comprehensive income (loss)	2	(12)

Total Stockholders’ Equity Excluding Noncontrolling Interests	50,285	46,928
Noncontrolling interests	32,420	34,122

Total Stockholders’ Equity	82,705	81,050

Total Liabilities and Stockholders’ Equity	$123,668	$132,692

Q3 Earnings Release 2023	17

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash Flows From Operating Activities
Net Loss	$(58,429)	$(48,768)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	4,609	4,368
Amortization of intangibles	454	454
Unrealized loss (gain) on derivatives, net	13,385	(21,773)
Non-cash stock-based compensation expense	32,802	35,502
Warrant and earnout transaction costs paid	567	—
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	3,359	1,721
(Increase) decrease in other current assets	(646)	1,252
Decrease in other assets	28	882
Increase in accounts payable	4,195	2,006
Decrease in deferred revenue	(6,890)	(9,072)
Increase in other current liabilities	5,485	998
Decrease in other liabilities	(1,434)	(1,040)

Net Cash Used In Operating Activities	(2,515)	(33,470)
Cash Flows From Investing Activities
Capital expenditures	(3,923)	(4,339)

Net Cash Used In Investing Activities	(3,923)	(4,339)
Cash Flows From Financing Activities
Payments of warrant and earnout transaction costs	(567)	—
Payments to legacy Nerdy holders	—	(767)
Other	—	(96)

Net Cash Used In Financing Activities	(567)	(863)
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	5	7

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(7,000)	(38,665)
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	91,547	145,879

Cash, Cash Equivalents, and Restricted Cash, End of Period	$84,547	$107,214

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$1,815	$1,870
Purchase of fixed assets included in accounts payable	22	—

Q3 Earnings Release 2023	18

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Sales and marketing expenses	$19,233	$16,195	$49,652	$57,152
Less:
Non-cash stock-based compensation expense	695	1,085	2,224	3,130

Non-GAAP sales and marketing expenses	$18,538	$15,110	$47,428	$54,022

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
General and administrative expenses	$35,508	$33,409	$94,921	$96,669
Less:
Non-cash stock-based compensation expense	10,927	11,073	30,578	32,372
Transaction related costs	1,940	—	1,940	—
Restructuring costs	841	—	841	—
Provision for legal settlement	1,250	—	1,250	—

Non-GAAP general and administrative expenses	$20,550	$22,336	$60,312	$64,297

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA LOSS (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Loss	$(20,626)	$(32,298)	$(58,429)	$(48,768)
Add:
Interest income	(844)	(7)	(2,460)	(19)
Income taxes	21	22	97	35
Depreciation and amortization	1,670	1,653	5,063	4,822
Non-cash stock-based compensation expense	11,622	12,158	32,802	35,502
Unrealized (gain) loss on derivatives, net	(4,099)	4,521	13,385	(21,773)
Transaction related costs	1,940	—	1,940	—
Restructuring costs	841	—	841	—
Provision for legal settlement	1,250	—	1,250	—

Adjusted EBITDA Loss	$(8,225)	$(13,951)	$(5,511)	$(30,201)

Q3 Earnings Release 2023	19

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET LOSS (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Loss	$(20,626)	$(32,298)	$(58,429)	$(48,768)
Add:
Stock-based compensation	11,622	12,158	32,802	35,502
Unrealized (gain) loss on derivatives, net	(4,099)	4,521	13,385	(21,773)
Transaction related costs	1,940	—	1,940	—
Restructuring costs	841	—	841	—
Provision for legal settlement	1,250	—	1,250	—

Adjusted Net Loss	$(9,072)	$(15,619)	$(8,211)	$(35,039)

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

September 30, 2023
Class A Common Shares	104,415
Combined Interests that can be converted into shares of Class A Common Stock	67,207

Total outstanding share count, end of period	171,622

Q3 Earnings Release 2023	20

We monitor the following key operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

During the second quarter of 2023, we completed our evolution to Learning Memberships within our Consumer business. As a result of this transition, we are presenting Active Members as a key operating metric.

Active Members is defined as the number of Learners with a paid active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional business, but excludes First Tutors UK.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period.

KEY OPERATING METRICS

Active Members in thousands	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Active Members	39.5	31.0	32.9	20.2	11.3

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
Active Experts in thousands	2023	2022	%	2023	2022	%
Active Experts	9.0	10.7	(16)%	14.1	18.2	(23)%

Q3 Earnings Release 2023	21

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net earnings (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses.

Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses, transaction related costs, restructuring costs, and a provision for legal settlement.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, transaction related costs, restructuring costs, a provisions for legal settlement, and unrealized (loss) gain on mark-to-market derivative financial instruments.

Non-GAAP adjusted net earnings or loss is defined as net income or net loss, as applicable, excluding non-cash stock- based compensation expenses, transaction related costs, restructuring costs, a provision for legal settlement, and unrealized (loss) gain on mark-to-market derivative financial instruments.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non- GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Members is defined as the number of Learners with an active paid Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional business, but excludes First Tutors UK.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period.

Bookings represent contracted amounts during the period for Varsity Tutors for Schools.

Q3 Earnings Release 2023	22

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or share based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith may include “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including our expectations with respect to: the guidance with respect to our future financial performance; continued improvements in sales and marketing leverage; the growth of our Institutional business; simplifying our operations model while growing our business; and the sufficiency of our cash to fund future operations. Additionally, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “approximately,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “outlook,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “seeks,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our transition to the Learning Membership model; risks associated with scaling up our Institutional business, risks associated with our intellectual property, including claims that we infringe on a third party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 28, 2023, as well as other filings that we may make from time to time with the SEC.

Q3 Earnings Release 2023	23